Registration Number:  ________________

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 7

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FAMOUS UNCLE AL’S HOT DOGS & GRILLE, INC.

(Exact name of Small Business as specified in its charter)

DELAWARE	5812	20-2791397
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Mill Plain Road

Danbury, CT 06811

Telephone:  203-791-0044

(Address and telephone number of principle executive offices)

100 Mill Plain Road

Danbury, CT 06811

Telephone:  203-791-0044

 (Address of principal place of business or intended principal place of business)

Dean Valentino, President

Famous Uncle Al’s Hot Dogs & Grille, Inc.

100 Mill Plain Road

Danbury, CT 06811

Telephone:  203-791-0044

 (Name, address and telephone number of agent for service)

Copies to:

John Heskett

HESKETT & HESKETT

501 South Johnstone Avenue, Suite 501

Bartlesville, OK 74003

Telephone No: (918) 336-1773

Facsimile No: (918) 336-3152

(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   [ X ]

If this Form is filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ _]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

24         Indemnification of Directors and Officers

Our articles of incorporation do not provide that we will indemnify an officer, director, or former officer or director, but they do provide that, to the fullest extent permitted by the Delaware General Corporation Law, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

25         Other Expenses of issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange Commission Registration Fee	$ 110.02

Legal Fees and Expenses (1)	$ 20,000

Accounting Fees and Expenses (1)	$ 4,500

Miscellaneous (1)	$ 500

Total (1)	$ 25,110

(1) Estimated

26         Recent Sales of Unregistered Securities

Famous Uncle Al’s Hot Dogs & Grille, Inc. was incorporated as National Franchise Directors, Inc., on March 4, 2005.  The following Founders shares were issued for services at par value, by the Company’s transfer agent on November 10, 2005:

Name	Shares

Paul Esposito	2,000,000
Richard Michael	2,075,000
Dean Valentino	1,200,000	(for services as President)
John Heskett	1,200,000	(for previous services as legal counsel)
Marcia Martin	250,000
Lisa Costantino	100,000
Rachel Martin	100,000
McCloud Family Group, Ltd.	100,000
David Michael	25,000
John Martin	25,000
Lloyd Newman	25,000
Alan Knopf	100,000
EMF Enterprises, LLC	250,000
Robert Filancia	225,000
Scott Bostic	250,000
Ronald Viehweger	100,000
Jessica Totillo	125,000
Christina Filancia	10,000
Charles Fremolaro	10,000
Joshua & Laura Katz	20,000
Laura Katz	2,000
Carolyn Filancia	2,000
Valeria Filancia	2,000
Joanne Filancia	2,000
Rosemary Filancia	2,000
Kristina Nilsson	200,000
JDS Development	200,000

The issuance of the founders’ shares was in reliance on an exemption from Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Act since the issuance of those founders’ shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved, the size of the offering, the manner of the offering, and the number of shares offered. The investors had the necessary investment intent as required by Section 4(2) since they agreed to and accepted certificates bearing a legend stating that such securities are restricted pursuant to rule 144 of the 1933 Securities Act.

On October 6, 2005, pursuant to a Settlement Agreement between Famous Food Group, Inc., a Delaware Corporation (“FFG”), Famous Uncle Al’s Hot Dogs, Inc., a Delaware corporation (“FUA”), and National Franchise Directors, Inc., a Delaware Corporation (“NFD”), the license assignor to Famous Uncle Al’s Hot Dog’s and Grille, Inc., a Delaware Corporation (“FUAG”) the following unregistered shares were authorized to be issued as settlement for prior claims to creditors, consultants or lenders, based on services or amounts contributed to either FFG, FUA, or NFD, which shares were converted under that settlement into shares of FUAG:

Name	Shares

Rocco Arbitell	9,000
Robert & Nan Beck	10,000
Peter Borrelli	5,000
Richard J. Bragiel	12,500
James Bragiel	5,000
Derrick Burrus	2,000
Kendrick Burt	1,000
Giovanni Campagna	2,500
Vincent R. Caschett	125
Vincent M. Caschetta	125
Jason Caschetta	250
Gary Celovsky	70,000
Michael Dominique	5,000
Dowdell Trust	5,000
Phil Draper	10,000
Robert Frazier	2,500
Joseph G. Faberini	2,500
Gene Fulcher	3,750
Gaetano R and Barbara C Grasso Family Trust	10,000
James & Patrice Horgan	17,500
Patrice Horgan	5,000
William C. Jennings	3,000
Hugh Koellhoffer	100,000
Garth Koellhoffer	40,000
David Kuchinsky	50,000
Richard Lewis	10,000
James Marsh	2,000
Pierce A. McNaly	1,000
Craig Melton	3,000
Gary A. Miller	5,000
Ed Moon	3,000
Gary & Teresa Morin	3,000
Dan Patterson	1,250

Donna E. Smith	2,000
Michael Sundholm	1,250
Ken Tesconi	2,500
Edward P. Vozella, Sr.	1,000
Michael & Theresa Shuck	5,000
Bernard Slutsky	515,000
SportsLinks	10,000
Deborah Antonucci	10,000
Steve Gibson	14,000
Mary Jo Knox	5,000
Susan Ann Knox	5,000
John Mouganis	100,000
Ed Moon	2,500
Charles Newman	10,000
Michelle O’Neill	5,000
William & Sue Evans	25,000
Marianne Goletz	10,000
Anthony Criscione	5,000
Christopher Passodelis	10,000
Terry Painter	5,000
Alan Stein	110,000
Christopher Schwartz	50,000
Don Shutts	125,000
Robert Germony	25,000
Erik Jensen	25,000
RVP, LLC	20,000
Ronald McDonald	25,000
James A. Wilson	5,000

Alan Stein and Bernard Slutsky received the above shares by issuance dated November 10, 2006; all other persons name above received their shares by issuance dated November 14, 2006. The issuance of the above shares was in reliance on an exemption from Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Act since the issuance of the shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of person involved, the size of the offering, the manner of the offering, and the number of shares offered. The above shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and accepted certificates bearing a legend stating that such securities are restricted pursuant to rule 144 of the 1933 Securities Act.

In private placements occurring between October, 2005 and December 31, 2005, the following shares were sold to accredited investors who executed Subscription Agreements:

Daniel Dibuono	10,000
Michael Dimyon	20,000
Joseph Saffi	20,000
Kristina Nilson	20,000

Dibuono, Dimyon and Saffi received their shares by issuance dated January 18, 2006.  Kristina Nilsson’s shares were issued on March 28, 2006. The issuance of the above shares was in reliance on an exemption from Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Act since the issuance of the shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of person involved, the size of the offering, the manner of the offering, and the number of shares offered. The investors had the necessary investment intent as required by Section 4(2) since they agreed to and accepted certificates bearing a legend stating that such securities are restricted pursuant to rule 144 of the 1933 Securities Act.

In January of 2006, the following shares were issued to pre-existing shareholders for services rendered or additional subscription of shares by accredited investors:

Phil Draper	10,000
Richard Lewis	10,000
High Koellhofer	50,000

The issuance of the above shares was in reliance on an exemption from Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Act since the issuance of the shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of person involved, the size of the offering, the manner of the offering, and the number of shares offered. The investors had the necessary investment intent as required by Section 4(2) since they agreed to and accepted certificates bearing a legend stating that such securities are restricted pursuant to rule 144 of the 1933 Securities Act.

Also in January, 2006, new shareholders received shares as settlement for prior claims for consulting services, based on prior services contributed to either FFG, FUA, or NFD, as follows:

Mona Lisa Valentino	150,000

The issuance of the above shares was in reliance on an exemption from Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Act since the issuance of the shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of person involved, the size of the offering, the manner of the offering, and the number of shares offered. The investor had the necessary investment intent as required by Section 4(2) since they agreed to and accepted certificates bearing a legend stating that such securities are restricted pursuant to rule 144 of the 1933 Securities Act.

On March 10, 2006, the company authorized issuance of the following unregistered shares, for services rendered in the past to company or company’s license assignor:

Kendrick Burt	1,000
Bernard Slutsky	15,000
Derrik Burrus	1,000
Vincent R. Caschetta	750
Vincent M. Caschetta	125
Gary Celovsky	30,000
Robert Frazier	2,500
Craig Melton	3,500
John Mouganis	7,500
Randi Arbitell	1,000
Sal Delregnio	1,500
Barbara Johnston	125
RVP, LLC	1,500
Trimon, LLC	40,000

The issuance of the above shares was in reliance on an exemption from Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Act since the issuance of those founders’ shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of person involved, the size of the offering, the manner of the offering, and the number of shares offered. The above shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and accepted certificates bearing a legend stating that such securities are restricted pursuant to rule 144 of the 1933 Securities Act.

On March 16, 2006, the following shares were authorized to be issued in private sales to accredited investors who invested monies with Company and executed Subscription Agreements:

Steve Cohen	5,000
Leigh Overland	10,000

The issuance of the above shares was in reliance on an exemption from Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Act since the issuance did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of person involved, the size of the offering, the manner of the offering, and the number of shares offered. The investors had the necessary investment intent as required by Section 4(2) since they agreed to and accepted certificates bearing a legend stating that such securities are restricted pursuant to rule 144 of the 1933 Securities Act.

Also on March 16, 2006, Company authorized issuance of the following shares, as payment for services rendered or monies loaned to Company after December 31, 2005:

Barbara Johnston	125
William and Susan Evans	25,000

The issuance of the above shares was in reliance on an exemption from Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Act since the issuance did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of person involved, the size of the offering, the manner of the offering, and the number of shares offered.  The above shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and accepted certificates bearing a legend stating that such securities are restricted pursuant to rule 144 of the 1933 Securities Act.

Also on March 16, 2006, Company authorized issuance of the following shares to three accredited investors, as part of a regional territory buy-back arrangement:

Rocco Arbitell	33,334
Vincent R. Caschetta	33,333
Peter Borelli	33,334

The issuance of the above shares was in reliance on an exemption from Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Act since the issuance did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of person involved, the size of the offering, the manner of the offering, and the number of shares offered. The investors had the necessary investment intent as required by Section 4(2) since they agreed to and accepted certificates bearing a legend stating that such securities are restricted pursuant to rule 144 of the 1933 Securities Act.

27         Exhibits

3.1	Certificate of Incorporation of National Franchise Directors, Inc.

3.1.1	Amendment to Certificate of Incorporation

3.2	Bylaws

5.1	Opinion of Heskett & Heskett
10.1 10.2 10.3	Franchising Rights License Agreement Supplemental Agreement to Franchising Rights License Agreement Assignment of Franchising Rights License Agreement
10.4	Form of Franchise Agreement

10.5	Form of Regional Territory Agreement
10.6 10.7	Schedule Setting Forth Material Differences in Franchise Agreements Promissory Noted dated October 30, 2005 to Dean Valentino
23.1	Consent of Independent Certified Public Accounting Firm

28         Undertakings

A.     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)     Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

C.     Undertaking Required by Regulation S-B, Item 512(g).

a.

That, for the purpose of determining liability under the Securities Act to any purchaser:

1.

If the small business issuer is relying on Rule 430B:

i.

Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

2.

If the small business issuer is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Danbury CT, on the 25 day of January, 2007.

FAMOUS UNCLE AL’S HOT DOGS & GRILLE, INC.

By:    /s/   Dean Valentino

         Dean Valentino, President,

         Director, Secretary and Treasurer

By: :  /s/   Paul Esposito

         Chief Executive Officer and Principal Financial and Accounting Officer

POWER OF ATTORNEY

The undersigned directors and officers of Famous Uncle Al’s Hot Dogs & Grille, Inc. hereby constitute and appoint Dean Valentino, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and thereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By /s/ Dean Valentino	President	Dated: January 25, 2007
Dean Valentino	Director, Secretary and Treasurer

By /s/ Paul Esposito	Chief Executive Officer	Dated: January 25, 2007
Paul Esposito

INDEX TO EXHIBITS

5.1	Opinion of Heskett & Heskett